Control Agreement Regarding Limited Liability
                               Company Interests

     AGREEMENT (as amended, modified, restated and/or supplemented from time to time, this "Agreement"), dated as of March 7, 2006, among GSE Systems, Inc., a Delaware corporation (the "Pledgor"), Laurus Master Fund, Ltd. (the "Pledgee"), and GSE Services Company LLC, a Delaware limited liability company, as the issuer of the Limited Liability Company Interests (as defined below) (the "Issuer").

                             W I T N E S S E T H :

     WHEREAS,  the Pledgor,  certain Subsidiaries of the Pledgor and the Pledgee have entered into a Stock Pledge Agreement, dated as of March 7, 2006 (as amended, modified, restated and/or supplemented from time to time, the "Pledge Agreement"), under which, among other things, in order to secure the payment of the Indebtedness (as defined in the Pledge Agreement), the Pledgor has or will pledge to the Pledgee, and grant a security interest in favor of the Pledgee in, all of the right, title and interest of the Pledgor in and to any and all equity interests (including, without limitation, limited liability company interests and membership interests) from time to time issued by the Issuer (collectively, the "Limited Liability Company Interests"), whether now existing or hereafter from time to time acquired by the Pledgor (with all of such Limited Liability Company Interests being herein collectively called the "Issuer Pledged Interests"); and

     WHEREAS, the Pledgor desires the Issuer to enter into this Agreement in order to perfect the security interest of the Pledgee under the Pledge Agreement in the Issuer Pledged Interests, to vest in the Pledgee control of the Issuer Pledge Interests and to provide for the rights of the parties under this Agreement;

     NOW THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. The Pledgor hereby irrevocably authorizes and directs the Issuer, and the Issuer hereby agrees, to comply with any and all instructions and orders originated by the Pledgee (and its successors and assigns) regarding any and all of the Issuer Pledged Interests without the further consent by the registered owner (including the Pledgor), and, following its receipt of a notice from the Pledgee stating that the Pledgee is exercising exclusive control of the Issuer Pledged Interests in accordance with the Stock Pledge Agreement, not to comply with any instructions or orders regarding any or all of the Issuer Pledged Interests originated by any person or entity other than the Pledgee (and its successors and assigns) or a court of competent jurisdiction.

     2. The Issuer hereby certifies that (i) no notice of any security interest, lien or other encumbrance or claim affecting the Issuer Pledged Interests (other than the security interest of the Pledgee) has been received by it, and (ii) the security interest of the Pledgee in the Issuer Pledged Interests has been registered in the books and records of the Issuer.

     3. The Issuer hereby represents and warrants that (i) the pledge by the Pledgor of, and the granting by the Pledgor of a security interest in, the Issuer Pledged Interests to the Pledgee, does not violate any agreement governing the Issuer or the Issuer Pledged Interests.

     4. All notices, statements of accounts, reports, prospectuses, financial statements and other communications to be sent to the Pledgor by the Issuer in respect of the Issuer will also be sent to the Pledgee at the following address:

                Laurus Master Fund, Ltd.
                c/o Laurus Capital Management, LLC
                825 Third Avenue, 14th Floor
                New York, New York 10022
                Attention:  John E. Tucker, Esq.
                Telephone No.:  212-541-5800
                Telecopier No.:  212-541-4434

     5. Following its receipt of a notice from the Pledgee stating that the Pledgee is exercising exclusive control of the Issuer Pledged Interests (pursuant to the notice requirements in Section 1 above) and until the Pledgee shall have delivered written notice to the Issuer that all of the Obligations have been paid in full and this Agreement is terminated, the Issuer will send any and all redemptions, distributions, interest or other payments in respect of the Issuer Pledged Interests from the Issuer for the account of the Pledgee only by wire transfers to such account as the Pledgee shall instruct.

     6. Except as expressly provided otherwise in Sections 4 and 5, all notices, instructions, orders and communications hereunder shall be sent or delivered by mail, telegraph, telex, telecopy, cable or overnight courier service and all such notices and communications shall, when mailed, telexed, telecopied, cabled or sent by overnight courier, be effective when deposited in the mails or delivered to overnight courier, prepaid and properly addressed for delivery on such or the next Business Day, or sent by telex or telecopier, except that notices and communications to the Pledgee or the Issuer shall not be effective until received. All notices and other communications shall be in writing and addressed as follows:

     (a) if to the Pledgor, at:

                GSE Systems, Inc.
                Attn: Jeffery G. Hough
                7133 Rutherford Road, Suite 200
                Baltimore, Maryland 21244
                Facsimile: (410) 277-5287

        With a copy to:

                Kalbian Hagerty LLP
                Attn: James R. Hagerty, Esq.
                888 17th Street, NW, Suite 1000
                Washington, D.C. 20006
                Facsimile: (202) 223-6625

     (b) if to the Pledgee, at the address given in Section 4 hereof;

     (c) if to the Issuer, at:

                c/o GSE Systems, Inc.
                Attn: Jeffery G. Hough 7133
                Rutherford Road, Suite 200
                Baltimore, Maryland 21244
                Facsimile: (410) 277-5287

or at such other address as shall have been furnished in writing by any Person described above to the party required to give notice hereunder. As used in this
Section 6, "Business Day" means any day other than a Saturday, Sunday, or other day in which banks in New York are authorized to remain closed.

     7. This Agreement shall be binding upon the successors and assigns of the Pledgor and the Issuer and shall inure to the benefit of and be enforceable by the Pledgee and its successors and assigns. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. In the event that any provision of this Agreement shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement which shall remain binding on all parties hereto. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever except in writing signed by the Pledgee, the Issuer and the Pledgor.

     8. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflict of laws.

     IN WITNESS WHEREOF, the Pledgor, the Pledgee and the Issuer have caused this Agreement to be executed by their duly elected officers duly authorized as
of  the  date   first   above   written.

                                GSE   SYSTEMS,   INC.,
                                        as   Pledgor

                                By_____________________________
                                Name:  John V.  Moran
                                Title:  Chief  Executive

                                Officer  LAURUS MASTER FUND,  LTD.,
                                        as Pledgee
                                By_____________________________
                                Name:
                                Title:

                                GSE SERVICES COMPANY LLC,
                                        as Issuer
                                By_____________________________
                                Name: John V. Moran
                                Title: Chief Executive Officer